Exhibit 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                             Three months ended       Six months ended
                                                  June 30,                June 30,
                                             ------------------      -----------------
                                              2001       2000         2001       2000
                                             -------    -------      -------    -------
Net earnings                                 $11,131    $22,738      $11,390    $38,007
                                             =======    =======      =======    =======
Weighted average shares:
  Common shares outstanding                   82,588     82,527       82,462     83,040

  Common equivalent shares issuable upon
   exercise of employee stock options          1,776      1,166        1,887      1,196
                                             -------    -------      -------    -------

Diluted weighted average shares               84,364     83,693       84,349     84,236
                                             =======    =======      =======    =======

Basic earnings per share                     $   .13    $   .28      $   .14    $   .46
                                             =======    =======      =======    =======

Diluted earnings per share                   $   .13    $   .27      $   .14    $   .45
                                             =======    =======      =======    =======